GENTOR ANNOUNCES INFERRED MINERAL RESOURCE ESTIMATE OF 5.7 MILLION TONS GRADING 0.15% MOLY AT ITS IMA PROJECT IN IDAHO

Gentor Receives Special-Use Permit to Allow Mining on the IMA lands

Patterson, Idaho - August 20, 2008 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB - “GNTO”) is pleased to announce that the Company has established an Inferred Mineral Resource estimate at its IMA Mine project in Idaho of 5.7 million tons grading 0.15% Mo.  Included in this estimate is 720,000 tons of material grading greater than 0.20% Mo and averaging 0.235% Molybdenum.

Wardrop Engineering Inc. estimated the mineral resource using Gemcom Vers 6.1.3. This Inferred Mineral Resource estimate is Canadian National Instrument 43-101 compliant and was compiled following completion in May 2008 of a 21,000 foot drilling program at the project.  The estimate is contained in a technical report prepared under the direct supervision of Cliff Duke, P. Eng., Senior Geologist with Wardrop Engineering Inc., Winnipeg, Manitoba, Canada. Mr. Duke undertook a review of the data, the building of the wireframe model, and the estimation of the resource present in the granitic intrusion underlying the IMA mine. He also carried out a site visit on May 29, 2008 and assessed the veracity of the recent data submitted by Gentor.

Noris Del Bel Belluz, P. Geo., Manager Technical Services with Wardrop Engineering Inc., Toronto, Ontario reviewed the report. Gilles Arseneau, PhD, P.Geo., from Wardrop Engineering Inc., Vancouver, British Columbia  provided on-going technical support and peer reviews of the final NI 43-101 compliant report.

The resource estimate uses a cut-off grade of 0.10% Mo and assays greater than 0.750% Mo were cut to 0.750% Mo. A copy of the report, “Technical Report On IMA Mine Molybdenum Project,” is available on the Company's website, www.gentorresources.com.

Based on results of the drilling program, Wardrop has recommended a two-phase program of further exploration and development.

Through out-right purchase and lease/option to purchase agreements, Gentor has acquired surface and mining rights to more than 600 acres of private land in Lemhi County, Idaho, to ensure access to the molybdenum deposit as well as water rights and land for disposal of waste rock and discharge water.  On July 16, 2008, the Lemhi County Zoning and Land-Use Commission, after a public hearing, unanimously passed a resolution issuing a Special-Use Permit (Commercial/Mining) to allow mining activities on these lands.  Gentor is now permitted to conduct the underground development recommended in the Wardrop report and any underground mining warranted by the results of the recommended exploration program.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the “qualified person” responsible for the preparation of the technical information in this release.

Gentor Resources, Inc is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten-silver property in Idaho. The Company's strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

For further information visit our website at www.gentorresources.com or contact L.J. Bardswich, President and CEO, at (406) 287-3046.

Cautionary Notes

The exploration results for the IMA Mine reported in this news release are based on data from sources believed by the Company to be reliable. This information is referred to only to indicate the results of the exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization. However, there is no certainty that exploration of the IMA Mine will achieve results which are consistent with the exploration results identified in this news release.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

The mineral resource figures disclosed in this press release are estimates and no assurances can be given that the indicated mineral levels will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While the Company believes that the resource estimates included in this press release are well established, by their nature resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.

Cautionary Note Regarding Estimates of Measured, Indicated and Inferred Resources

The United States Securities and Exchange Commission (the “SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms, such as “measured”, “indicated”, and “inferred resources”, which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are cautioned not to assume that any or all of measured, indicated or inferred resources are economically or legally mineable or that these resources will ever be converted to reserves. U.S. investors are urged to closely consider the disclosure in our Form 10-KSB and Form 10-Q  which may be secured from us, or from the SEC's website at http://www.sec.gov/edgar.shtml.